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                                                                   EXHIBIT 10.2


                             FORBEARANCE AGREEMENT

                 FRED C. SANDS, an individual having an address at 1611 San Vincente Boulevard, Los Angeles, California 90049 ("Maker"), and SACRAMENTO HOTEL PARTNERS, L.P. (formerly known as Western Host Sacramento Partners), a California limited partnership having an address at 5525 Oakdale Avenue, suite 310, Woodland Hills, CA 91364 ("Payee"), hereby agree as follows with respect to the Promissory Note dated April 19, 1990 (the "Note") made by Maker in favor of Payee in the principal amount of $3,100,000 (the "Principal"):

                 1. Maker and Payee agree that Maker has failed to pay interest from and after April 1, 1995 at the rate of Ten Percent (10%) per annum, as specified in the Note (the "Interest"), and instead has continued to pay interest at the rate of Eight Percent (8%) per annum (the "Default").

                 2. Payee hereby agrees to forebear during the "Forbearance Period" from enforcing its right to declare the Principal to all be due and payable, as a result of the Default, on the condition that:

                          (a) Eighty Percent (80%) of the Interest accruing from and after April 1, 1995 (i.e. interest accruing at the rate of 8%) be due and payable commencing on May 1, 1995 and on the first day of each succeeding calendar month until all of the Principal is paid; and

                          (b) Payment of the remaining Twenty Percent (20%) of Interest accruing from and after April 1, 1995 be deferred and be payable, together with interest on each installment of deferred Interest from the date on which such installment would otherwise have been payable and until actually paid, at the rate of Ten Percent (10%) per annum, on April 1, 1997. Thus, if all amounts payable under this Paragraph 2(b) are paid on April 1, 1997, such amount will be $137,781.17;

and Maker hereby agrees to make such payments on such terms.

                 3. The "Forbearance Period" shall mean the period commencing on the date hereof and ending on the earlier of (i) April 1, 1997, or (ii) the occurrence of any default under the Note other than the Default. Payee is not waiving any of its rights or remedies arising as a result of any other such default.

                 4. Maker confirms that the Note is in full force and effect and is enforceable against Maker in accordance with its terms and that the Principal amount outstanding on the date hereof is $3,100,000. This Forbearance Agreement supersedes all prior discussions and agreements between Maker and Payee with respect to the modification of the terms of the Notes, including without limitation the letter agreement dated April 26, 1995 between Maker and Western Capital Resources and the schedule attached thereto.

Date:  April 30, 1995

SACRAMENTO HOTEL PARTNERS, L.P.

    JOHN F. ROTHMAN                                     FRED SANDS
----------------------------------                 --------------------------------
John F. Rothman, General Partner                   Fred Sands